Exhibit 5.1

November 10, 2016

SBA Communications REIT Corporation

8051 Congress Avenue

Boca Raton, Florida 33487

Ladies and Gentlemen:

We have acted as counsel to SBA Communications REIT Corporation, a Florida corporation (the “Company”), in connection with the Registration Statement on Form S-4 (as amended and supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to 124,778,047 shares (the “Shares”) of Class A Common Stock, par value $0.01 per share, of the Company, to be issued pursuant to the Agreement and Plan of Merger, dated November 10, 2016 (the “Merger Agreement”), by and between the Company and SBA Communications Corporation (“SBA”). The Merger Agreement is described in the Registration Statement and included as Annex A to the proxy statement/prospectus forming a part thereof.

As the basis for the opinion hereinafter expressed, we have examined originals, or copies, certified or otherwise identified, of: (i) the Registration Statement; (ii) the Articles of Incorporation of the Company; (iii) the Bylaws of the Company; (iv) the form of Amended and Restated Articles of Incorporation of the Company, which will be effective immediately prior to the consummation of the merger contemplated by the Merger Agreement (the “Merger”); (v) the form of Amended and Restated Bylaws of the Company, which will be effective immediately prior to the consummation of the Merger; (vi) the Merger Agreement; (vii) certain resolutions of the Board of Directors of the Company; and (viii) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

In making our examination, we have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that all Shares will be issued in the manner described in the proxy statement/prospectus and in accordance with the terms of the Merger Agreement.

Based on the foregoing and such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion other than as to the federal laws of the United States of America and the Florida Business Corporation Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, P.A.

Greenberg Traurig, P.A.